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                               CONSENT OF COUNSEL

                      AIM CORE ALLOCATION PORTFOLIO SERIES

            We hereby consent to the use of our name and to the reference to our firm under the caption "Investment Advisory and Other Services - Other Service Providers - Counsel to the Trust" in the Statement of Additional Information for the Series C and Series M shares of AIM Core Allocation Portfolio Series, which are included in Post-Effective Amendment No. 5 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-127335), and Amendment No. 6 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-21792), on Form N-1A of the AIM Core Allocation Portfolio Series.

                                 /s/ Stradley Ronon Stevens & Young, LLP
                                 -------------------------------------------
                                 Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania
December 16, 2008